Exhibit 99.1

Guess?, Inc. Issues Statement in Response to Letter from Legion Partners

Highlights Continued Successful Execution of Business Transformation

LOS ANGELES—February 8, 2022—Guess?, Inc. today issued the following statement in response to a letter released by Legion Partners.

Our Board of Directors and our management team have made significant progress to continue to position Guess? as an industry leader that is poised for sustainable value creation.

In its letter, Legion Partners commends the Company on its positive strategic moves and improvement in a number of important areas. We remain committed to acting in the best interests of all shareholders, and our Board and management will continue to engage with Legion Partners and evaluate all opportunities to create value for all shareholders.

Since 2019, under the leadership of Chief Executive Officer Carlos Alberini, Co-Founder and Chief Creative Officer Paul Marciano and the Guess? senior management team, we have been executing on a clear strategic plan to elevate the Guess? and Marciano brands, redefine the Company’s global e-commerce strategy, optimize store footprint, enhance supply chain and drive efficiencies across the business. As part of our focus on brand elevation and customer-centric initiatives, we have taken steps to launch our first global product line, elevate the quality and sustainability of our product, upgrade our marketing and visual merchandising, optimize full-price selling and remodel our store fleet.

While our business transformation remains ongoing, the Company is today supported by a strong balance sheet and solid cash flow generation to propel our growth, while also returning cash to shareholders. Our strategy is working, our team is executing and our Company is on the right path forward. From 2019 through the third quarter of fiscal year 2022, the Company repurchased $327 million, or approximately 25%, of Guess? outstanding shares. In 2021 alone, we announced a significant expansion of the Company’s share repurchase program to $200 million and a 100% increase to the quarterly dividend. Furthermore, we delivered strong third quarter 2022 results and, as demonstrated by our full-year guidance, we expect to report the Company’s best full-year results of the last decade. Specifically, we anticipate reaching an operating margin of 11%, which is double the level of our pre-pandemic performance. This reflects our team’s successful management of the business under the substantial and evolving challenges presented by today’s operating environment, particularly for a company that serves diverse global markets.

As we look ahead, we are confident that our highly-engaged Board and leadership team will continue to deliver on our strategic priorities and to build on Guess?’s strong momentum.

The Company noted that Legion Partners has resurfaced information related to one of its co-founders, Paul Marciano, the details of which come from public information, including the Company’s own disclosure on these matters. As previously disclosed in 2018, the Guess? Board established a Special Committee to investigate, with the assistance of independent outside legal counsel, allegations of improper conduct by Mr. Marciano. The Special Committee, composed of independent directors, conducted a comprehensive investigation, the findings of which were made public in June 2018. Regarding subsequent allegations against Mr. Marciano, the Company has strongly refuted these claims and is contesting them vigorously. The Board will continue to act in accordance with the Company’s high standards, including upholding strong internal processes and appropriate Board oversight and review of all related party transactions.

About Guess?, Inc.
Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 30, 2021, the Company directly operated 1,052 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 558 additional retail stores worldwide. As of October 30, 2021, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward Looking Statements
The business strategies and statements concerning the Company’s future outlook, including the full fiscal year results and operating margin expectations, discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “continue,” “anticipate,” “look,” “path” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578